FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Full Year and Fourth Quarter 2025 Operating Highlights

PITTSBURGH, February 19, 2026 – The Federal Home Loan Bank of Pittsburgh (FHLBank) announced today unaudited financial results for the full year and fourth quarter ended December 31, 2025.

Financial Highlights:
▪Full-year net income of $418.3 million
▪Full-year net interest income of $625.1 million
▪Declared a fourth quarter dividend on activity stock at 9.50% annualized
▪Declared a fourth quarter dividend on membership stock at 4.85% annualized

Credit Product Balances:
▪Advances at $36.8 billion
▪Mortgage loans held for portfolio, net at $5.2 billion
▪Standby letters of credit at $27.5 billion

Community Product Assessment and Contributions:
▪Statutory Affordable Housing Program (AHP) assessment of $46.6 million for use in 2026
▪Voluntary contributions of $44.8 million to support community products, which exceeded our commitment target, and made a supplemental voluntary contribution to AHP of $5.0 million

Statements of Income

FHLBank’s net income totaled $418.3 million for the year ended December 31, 2025, compared to $587.5 million for the same prior-year period. The $169.2 million decrease in net income was driven primarily by the following:
▪Net interest income was $625.1 million for the year ended December 31, 2025, a decrease of $158.9 million from $784.0 million during the same prior-year period.
–Interest income was $4,155.8 million for the year ended December 31, 2025, compared to $6,087.7 million in the same prior-year period. This decrease was driven by lower average advances and lower average short-term interest rates.
–Interest expense was $3,530.7 million for the year ended December 31, 2025, compared to $5,303.7 million in the same prior-year period. This decrease was the result of lower average consolidated obligations and lower average short-term interest rates.
▪Noninterest income was $18.6 million for the year ended December 31, 2025, compared to $48.0 million in the same prior-year period. This $29.4 million decrease was due primarily to valuation changes in FHLBank’s derivative portfolio resulting from interest rate volatility.
▪Other expense was $127.4 million for the year ended December 31, 2025, relatively flat compared to $127.7 million in the same prior-year period.
▪Voluntary contributions to community products were $48.6 million for the year ended December 31, 2025 and $49.2 million for the year ended December 31, 2024. During 2025, FHLBank exceeded its voluntary contribution commitment by $9.5 million and made a supplemental voluntary contribution to AHP of $5.0 million.
▪Statutory AHP assessments were $46.6 million based on earnings for the year ended December 31, 2025, compared to $65.5 million in the same prior-year period.

FHLBank’s net income totaled $89.4 million for the fourth quarter of 2025, compared to $149.9 million for the fourth quarter of 2024. The $60.5 million decrease in net income was driven primarily by the following:
▪Net interest income was $140.2 million for the fourth quarter of 2025, a decrease of $55.7 million from $195.9 million during the same prior-year period.
–Interest income was $843.1 million for the fourth quarter of 2025, compared to $1,446.0 million in the same prior-year period. This decrease was driven by lower average advances and lower average short-term interest rates.
–Interest expense was $702.9 million for the fourth quarter of 2025, compared to $1,250.1 million in the same prior-year period. This decrease was the result of lower average consolidated obligations and lower average short-term interest rates.
▪Noninterest income (loss) was $13.4 million for the fourth quarter of 2025, compared to $26.3 million in the same prior-year period. This $12.9 million decrease was due primarily to valuation changes in FHLBank’s derivative portfolios resulting from interest rate volatility.
▪Other expense was $32.7 million for the fourth quarter of 2025, relatively flat compared to $33.0 million in the same prior-year period.
▪Voluntary contributions to community products were $20.5 million for the fourth quarter of 2025 and $21.7 million for the fourth quarter of 2024.
▪Statutory AHP assessments were $10.0 million as a result of fourth quarter 2025 earnings, compared to $16.7 million in the same prior-year period.

Statements of Condition

At December 31, 2025, total assets were $73.3 billion, compared with $106.9 billion at December 31, 2024. The decrease was primarily due to a decline in advances, which totaled $36.8 billion at December 31, 2025, compared to $69.9 billion at year-end 2024. Demand for advances continues to be driven by members’ liquidity management practices, which are influenced by their loan demand, deposit balances and investment activities. Although advances decreased, it is not uncommon for fluctuations in advances to be driven by changes in member needs.

Total capital at December 31, 2025, was $4.6 billion, compared to $5.6 billion at December 31, 2024, including retained earnings of $2.2 billion at December 31, 2025, compared to $2.1 billion at December 31, 2024. At December 31, 2025, FHLBank remained in compliance with all regulatory capital requirements.

Quarterly Dividends

The Board of Directors declared a dividend on subclass B1 (membership) stock equal to an annual yield of 4.85% and a dividend on subclass B2 (activity) stock equal to an annual yield of 9.50%. These dividends will be calculated on stockholders’ average balances during the period October 1, 2025, to December 31, 2025, and be credited to stockholders’ accounts on February 20, 2026.

Looking forward, market and business conditions can impact FHLBank’s overall performance, as well as the levels of future dividends. FHLBank’s intent is to continue to provide meaningful shareholder return; future dividend rates may not correspond directly with the pace or direction of interest rate changes.

The table below presents the annualized dividend rate paid over eight quarters, including the dividend to be paid on February 20, 2026; these dividends are based on stockholders' average balances for the previous quarter.

Note: "Fed Funds rate" refer to the average effective federal funds rate during the period in which the dividend rates were calculated.

Detailed 2025 financial information will be available in FHLBank’s Annual Report on Form 10-K, which FHLBank anticipates filing no later than March 20, 2026.

Community Products

Annually, FHLBank is required by statute to contribute 10% of its current year earnings to AHP and make these funds available for use in the subsequent year. Statutorily required contributions to AHP for 2025 and 2024 were $46.6 million and $65.5 million, respectively. In addition, FHLBank made a supplemental voluntary contribution to AHP of $5.0 million in 2025 and $5.1 million in 2024 to increase it to the amount that would have been statutorily-required, absent FHLBank's other voluntary contributions.

FHLBank committed to make voluntary contributions to its suite of community products in amounts totaling $35.3 million in 2025 and $33.1 million in 2024, representing 5% of the prior year's earnings. FHLBank exceeded its commitment by contributing $44.8 million in 2025 and $45.5 million in 2024 to voluntary contribution products.

(dollars in millions)	2025	2024
Voluntary Contribution Commitment Target
Prior year’s earnings	$655.4	$648.8
Voluntary commitment %	5%	5%
Unadjusted 5% target	32.8	32.4
Adjustments	2.5	0.7
Total 5% Voluntary Contribution Commitment Target	$35.3	$33.1

Voluntary Contribution Commitment Fulfillment	2025	2024
Non-interest income - Other, net
BOB estimated credit support	$1.2	$1.4
Other expense - Voluntary Contributions (1)
Voluntary Housing grants	28.9	30.0
Home4Good	6.0	6.0
First Front Door Keys to Equity Fund	7.6	7.4
Blueprint Communities®	1.0	0.7
Disaster Relief	0.1	—
Total Other expense - Voluntary Contributions	43.6	44.1
Total	$44.8	$45.5
Fulfillment %	6.3%	6.9%
Notes:
(1) Excludes $5.0 million and $5.1 million of supplemental voluntary AHP in 2025 and 2024, respectively.
® “Blueprint Communities” is a registered service mark of the Federal Home Loan Bank of Pittsburgh.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

This document contains “forward-looking statements” - that is, statements related to future, not past, events. In this context, forward-looking statements often address FHLBank’s expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve risk.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions including but not limited to real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments including but not limited to investments and contracts; the occurrence of man-made or natural disasters, endemics, global pandemics, climate change, conflicts or terrorist attacks, or other geopolitical events; political events, including legislative, regulatory, litigation, or judicial events or actions, including those relating to environmental, social, and governance matters; risks related to mortgage-backed securities; changes in the assumptions used to estimate credit losses; changes in FHLBank’s capital structure; changes in FHLBank’s capital requirements; changes in expectations regarding FHLBank’s payment of dividends; membership changes; changes in the demand by FHLBank members for FHLBank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for FHLBank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; disruptions in the capital markets; changes in the Federal Home Loan Bank System’s debt rating or FHLBank’s rating; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other Federal Home Loan Banks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which FHLBank has joint and several liability; applicable FHLBank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; FHLBank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cybersecurity risks; and timing and volume of market activity. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the Securities and Exchange Commission, which are available at www.sec.gov. Forward-looking statements speak only as of the date made and FHLBank has no obligation, and does not undertake publicly, to update or revise any forward-looking statement for any reason.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	December 31, 2025	December 31, 2024
ASSETS:
Cash and due from banks	$32.6	$17.3
Investments	30,518.6	31,282.4
Advances	36,820.0	69,873.2
Mortgage loans held for portfolio, net	5,220.3	4,816.5
All other assets	725.7	937.3
Total assets	$73,317.2	$106,926.7

LIABILITIES:
Consolidated obligations	$67,492.3	$99,650.3
All other liabilities	1,253.3	1,642.3
Total liabilities	68,745.6	101,292.6

CAPITAL:
Capital stock	$2,292.2	$3,561.7
Retained earnings	2,245.7	2,102.9
Accumulated other comprehensive income (loss)	33.7	(30.5)
Total capital	4,571.6	5,634.1
Total liabilities and capital	$73,317.2	$106,926.7

	For the three months ended December 31,		For the year ended December 31,
Condensed Statement of Income	2025	2024	2025	2024
Total interest income	$843.1	$1,446.0	$4,155.8	$6,087.7
Total interest expense	702.9	1,250.1	3,530.7	5,303.7
Net interest income	140.2	195.9	625.1	784.0

Provision (reversal) for credit losses	1.0	0.9	2.8	2.1
Gains (losses) on investments	0.9	(3.0)	4.6	0.3
Gains (losses) on derivatives and hedging	3.1	19.1	(22.8)	8.5
Other income	9.4	10.2	36.8	39.2
Other expense	32.7	33.0	127.4	127.7
Voluntary contributions	20.5	21.7	48.6	49.2
Income before assessments	99.4	166.6	464.9	653.0

AHP assessment	10.0	16.7	46.6	65.5
Net income	$89.4	$149.9	$418.3	$587.5

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